Exhibit 10.69

Letter of Assignment for Todd Hyatt

July 8, 2016

Todd Hyatt

Chief Financial Officer

IHS Global Inc.

Dear Todd,

Congratulations on your upcoming assignment to the United Kingdom. Your targeted start date is subject to your receipt of a valid work permit, applicable medical clearances and our receipt from you of a signed copy of this letter.

This Letter of Assignment does not create nor imply a contract of employment but simply seeks to confirm the conditions which pertain to your international expatriate assignment. (Herein referred to as the “Letter”) will confirm our mutual agreement relative to the terms and conditions applicable to your international expatriate assignment with IHS (herein referred to as “the Company”) to London, England.

This Letter is intended to be a summary of the terms of your assignment. This Letter may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company. However, it is not the intent of the Company that these changes would adversely affect you in a material way.

Point of Origin (Home Country)	United States
Place of Assignment (Host Country)	United Kingdom
Position Title	CFO
Assignment Effective Date	September 1, 2016
Anticipated Duration	Two Years

Your base salary will remain the same and salary administration will be based on United States policies and practices.

The Source for Critical Information and Insight

15 Inverness Way East | Englewood, CO 80112 | USA

Tel: +1 303 790 0600 | Toll Free: + 1 800 525 7052

www.ihs.com

HOUSING

To assist you with host country housing, IHS has secured and is directly paying rent on a corporate property in London for a period of two years effective September 1, 2016.

Other non-rent monthly expenses as listed below will be paid by you and reimbursed in the form of a monthly allowance paid to you through MSI Relocation Services. This allowance will be direct deposited into an account of your choosing. These expenses will be reviewed quarterly to evaluate estimate versus actual expense to determine if an adjustment in your allowances is necessary.

•	Gas and Electric

•	Water

•	Sky TV and Broadband

•	Council Tax

COLA

To assist with cost of living differences in the UK, you will receive a monthly COLA (cost of living allowance) payment. This payment will start upon the effective month of your assignment (September 2016) and will be paid to you via MSI Relocation Services by direct deposit into an account of your choosing. This amount is based on MERCER data and will be re-evaluated on an annual basis every July.

Primary Care Home Maintenance

To assist with the care and maintenance of your primary residence in the United States, IHS will pay (via MSI) for the upkeep of your primary residence for the duration of your assignment. The frequency and specifics of that maintenance will be determined by you during your consultation with the vendor providing the service.

Pet Relocation

To assist with the transportation of your pets (two small dogs) IHS will pay the full fee to Pet Relocation Services (via MSI) for the transportation and associated services to move two pets to London, England and back to the United States upon your return.

Commuter/Transportation Allowance

IHS will provide you with a monthly transportation allowance. This allowance is to reimburse you for public transportation. This allowance will be paid to you via MSI Relocation Services by direct deposit into an account of your choosing and will be reviewed quarterly to evaluate estimate versus actual expense to determine if an adjustment is necessary.

Destination Services

You are eligible for three days (twenty-four hours) of Destination Services in London. This service can assist you things such as setting up bank accounts, establishing utilities, locating doctors or veterinarians and other general settling-in items. This service will be coordinated through MSI Relocation and paid by IHS directly.

The Source for Critical Information and Insight

15 Inverness Way East | Englewood, CO 80112 | USA

Tel: +1 303 790 0600 | Toll Free: + 1 800 525 7052

www.ihs.com

Miscellaneous Allowance

A miscellaneous allowance will be paid to you at the beginning of your assignment and at the time of repatriation to the United States. Then intention of these funds is to cover any move related expenses not covered by IHS, including deposits to set up bank accounts, utilities, meals in transit, etc. This allowance (which will be net of taxes) will be paid by MSI and can be paid in either the UK or the US into a bank account of your choosing.

Shipment of Household Goods

Upon initiation of assignment, IHS will provide shipment of household goods including packing, insurance and customs fees to London via air or surface shipment.

At the time of your repatriation to the United States, IHS will provide shipment of household goods to the United States. This service will be coordinated by MSI Relocation.

Storage

You are eligible for storage of goods in your home location for the duration of your assignment. This benefit will be coordinated through the IHS designated relocation vendor and paid directly by IHS.

Home Leave and Relocation Travel

You are eligible for three round-trip business class airline tickets per year between the United States and the United Kingdom; these tickets may be used for you and your family to travel for home leave.

You will be provided three one-way business class airline tickets to London at the beginning of your assignment and for your final relocation back to the United States. In addition, you are eligible for reimbursement of any extra baggage charges. Travel should be coordinated through the IHS travel department, and subject to our corporate travel policy.

Work Visa Sponsorship

IHS will sponsor you and your family for a United Kingdom work visa. The sponsorship will be coordinated internally the Global Mobility Manager in conjunction with the UK based Emigra Immigration team.

Health Coverage

Health coverage for you and your family will be transitioned from your current Aetna plan to the Aetna International plan that offers global coverage including the U.S. For questions and concerns regarding the Aetna International plan please the Sr. Director, Global Benefits.

Tax Equalization/Hypothetical Tax

During your foreign assignment, you will be tax equalized. The intent of tax equalization is that your ultimate tax liability will be tax neutral to that which you would have paid in the US had you not received assignment-related compensation or special tax considerations. For additional information please reference the Tax Equalization Policy Included with this letter for your reference.

For each of the years 2016-2021 (as applicable), a final tax equalization calculation will be prepared to settle your international assignment tax obligations. The mechanism to ensure that you continue to bear the same level of tax involves the deduction of a “hypothetical” home country tax. The hypothetical tax is used by the Company to settle applicable host and home country taxes. IHS will pay any taxes due over and above the hypothetical tax. For more information, please review the Tax Equalization Policy.

The Source for Critical Information and Insight

15 Inverness Way East | Englewood, CO 80112 | USA

Tel: +1 303 790 0600 | Toll Free: + 1 800 525 7052

www.ihs.com

Tax Consultation

IHS will assign a professional tax consultant to assist you with your tax preparation and returns in both the home and host countries for tax years 2016-2021 (as applicable). The tax support continues past the end of your assignment as you may be in receipt of trailing income which could relate to the period you were assigned to the UK. This will be explained in more detail during your pre assignment meeting with the tax consultant.

Acceptance of this Letter indicates your willingness to work with PwC and provide them with necessary information to complete your tax returns and calculate the tax equalization. If you do not provide this information in a timely manner and tax penalties are incurred due to this delinquency, you will be personally responsible for paying the tax penalties. IHS will not pay or reimburse these penalties for you. The tax ramifications of your international assignment require careful record keeping as well as timely submission of data. You are expected to comply with your responsibilities under the agreement and to submit requested data timely so that any assignment related reimbursements and tax equalization payments are treated as 409A exceptions. These responsibilities include the timely submission of any reimbursement requests (within 30 days) and/or to provide any personal information required for the tax equalization calculation on a timely basis (soon after the close of the year).

Conflict of Interest

By accepting this international assignment, you understand and agree that you will not engage in any employment or business enterprise that would in any way conflict with the interests of IHS Markit and/or IHS Markit affiliated companies. We recommend that you refrain from any political activity while outside of the US.

Business Conduct and Ethics

While on assignment, the Company expects the highest standards of business and personal integrity. As an ambassador of the Company, the Company’s reputation depends on you exercising sound judgment in your behavior.

Term of Assignment

The anticipated term of this assignment is September 1, 2016 through August 30, 2018.

Termination

In the event you are involuntarily terminated by the Company prior to completion of the international assignment, you will be covered under the applicable severance policy, if any. You and your family members will be repatriated to the US, based on the provisions of the IHS expatriate program.

In the event you voluntarily terminate, there is no obligation on the part of the Company to return you to the US.

We request that you acknowledge receipt of this Letter and agreement to the terms of this Letter with your signature below.

Sincerely,

/s/ Jerre Stead

Jerre Stead

Chairman and CEO

Acknowledged:	/s/ Todd Hyatt	Date:	7/7/16
Todd Hyatt

The Source for Critical Information and Insight

15 Inverness Way East | Englewood, CO 80112 | USA

Tel: +1 303 790 0600 | Toll Free: + 1 800 525 7052

www.ihs.com